Exhibit 99.1

September 9, 2020

BigCommerce Holdings, Inc. (BIGC)

Q2 2020 Earnings Call

Company Participants

Brent Bellm, BigCommerce Holdings, Inc. - Chairman, President & CEO

Robert Alvarez, BigCommerce Holdings, Inc. - CFO

Rohit Giri, BigCommerce Holdings, Inc. - Director of Corporate Development

Call Participants

Brian Christopher Peterson, Raymond James & Associates, Inc., Research Division - Senior Research Associate

David E. Hynes, Canaccord Genuity Corp., Research Division - Analyst

Josh J. Beck, KeyBanc Capital Markets Inc., Research Division - Senior Research Analyst

Nicholas Ivan Negulic, Truist Securities, Inc., Research Division - Associate

Raimo Lenschow, Barclays Bank PLC, Research Division - MD & Analyst

Samad Saleem Samana, Jefferies LLC, Research Division - Equity Analyst

Scott Randolph Berg, Needham & Company, LLC, Research Division - Senior Analyst

Stan Zlotsky, Morgan Stanley, Research Division - VP

Presentation

Operator

Ladies and gentlemen, thank you for standing by, and welcome to BigCommerce’s Second Quarter 2020 Earnings Call. (Operator Instructions)

Please be advised that today’s conference is being recorded.

I would now like to turn the conference over to your first speaker today, Rohit Giri, Head of Investor Relations. Thank you. Please go ahead.

Rohit Giri - BigCommerce Holdings, Inc.—Director of Corporate Development

Good afternoon, and welcome to BigCommerce’s Second Quarter 2020 Earnings Call. We will be discussing the results announced in our press release issued after the market closed today. With me are BigCommerce’s President, CEO and Chairman, Brent Bellm; and CFO, Robert Alvarez.

Today’s call will contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning financial and business trends, our expected future business and financial performance and financial condition and our guidance for the third quarter of 2020 and the full year 2020. It can be identified by words such as expect, anticipate, intend, plan, believe, seek or will. These statements reflect our views as of today only and should not be relied upon as representing our views at any subsequent date, and we do not undertake any duty to update these statements. Forward-looking statements, by their nature, address matters that are subject to risks and uncertainties that could cause actual results to differ materially from expectations. For a discussion of the material risks and other important factors that could affect our actual results, please refer to the risks discussed in today’s press release, our final prospectus under Rule 424(b) filed with the Securities and Exchange Commission on August 5, 2020, and our quarterly report on Form 10-Q for the quarter ended June 30, 2020, to be filed with the SEC and our other periodic filings with the SEC.

During the call, we will also discuss certain non-GAAP financial measures, which are not prepared in accordance with generally accepted accounting principles. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures as well as how we define these metrics and other metrics is included in our earnings press release which has been furnished to the SEC and is also available on our website at investors.bigcommerce.com.

With that, let me turn the call over to Brent.

Brent Bellm - BigCommerce Holdings, Inc.—Chairman, President & CEO

Thank you, Rohit, and good afternoon, everyone. Thank you all for joining us on our first earnings call as a public company. During today’s call, Robert and I will provide details on our Q2 results as well as Q3 and 2020 full year guidance. We will also spend more time than we will in future earnings calls covering the business, our strategy and the opportunity ahead, as many of you may be new to the BigCommerce story. Feel free to grab some popcorn and a beverage.

Let’s kick this off with a few highlights of our Q2 financial results. Our goal is to deliver the best open SaaS e-commerce platform in the world. We are making consistent progress toward that goal, and that progress was reflected in our Q2 results. We believe we had a strong quarter, with Q2 revenue coming in at $36.3 million, which was up 33% year-over-year. Total annual revenue run rate, or ARR, was $151.8 million, which was up 32% year-over-year. Q2 revenue and ARR growth achieved our highest growth rates in 12 quarters. And so far, after 2 quarters, 2020 represents our third successive year of growth rate acceleration.

Enterprise account ARR was up 44% year-over-year in Q2, reflecting our continued momentum, serving the needs of mid-market and large enterprise businesses. These customers value our open SaaS platform’s enterprise functionality, flexibility and lower total cost of ownership. Importantly, we delivered these results while continuing to drive operating leverage across the business as shown by a 19 percentage point year-over-year improvement to our adjusted EBITDA margin.

I am proud of our team, and I would like to acknowledge our BigCommerce employees and partners for their resiliency and dedication to serve and support our customers during these unprecedented times.

For those of you who are new to the BigCommerce story, BigCommerce is a software-as-a-service platform that powers some of the world’s most interesting and engaging e-commerce stores. We provide everything a business needs to create, manage and grow an online store from the design and hosting of the store through checkout, along with the tools that help a business merchandise, market, operate and grow. We handle the technology, allowing our customers to focus on what matters most to them: their products, their customers and growing their businesses.

BigCommerce is participating in one of the largest and fastest transformations in human economic history, the global shift in commerce from off-line to online. It took 23 years for e-commerce to go from nonexistent to 10% of all global consumer spending in 2017. eMarketer predicts it will take just 6 years for this percentage to more than double to 21% of global retail spending in 2023. E-commerce has seen explosive growth, in part, because it allows businesses to engage with their customers wherever they spend time online. It’s no longer just about an online channel versus off-line channel. It’s about omnichannel whereby consumers and businesses can shop flexibly across devices, websites and selling formats.

Search engines remain an important but minority starting point for e-commerce shopping journeys. Today, shopping experiences can start in social media or on a content site or on a marketplace or directly on a business’ website. The best e-commerce platforms enable their customers to seamlessly and efficiently integrate their branded websites with the main sites their potential customers spend time online and off-line.

IDC estimates that the global market for digital commerce applications was $4.7 billion in 2019 and is expected to grow at a compound annual growth rate of 11% to reach $7.8 billion in 2024. This global market includes legacy e-commerce platforms and SaaS e-commerce platforms. Legacy on-premise software solutions are declining in store count and in platform spend. In contrast, SaaS e-commerce platforms are driving the industry store count and share gains.

As a side note, our total addressable market is actually larger than that for e-commerce platform spending alone due to the additional revenue we earn in partnership with our technology partner ecosystem. We believe there are many underserved segments in e-commerce who are attracted to the BigCommerce value proposition of speed to launch, ease of use, high performance and continuously updated benefits associated with multi-tenant SaaS. These include digitally native direct-to-consumer brands, especially those with enterprise requirements; established brands that often have off-line complexities; migrating sites that need the flexibility to retain functionality and integrations; multichannel retailers; and businesses who are selling either B2B directly or in a hybrid B2C and B2B model.

BigCommerce wins in the market are based on 5 things that we think we do better than anybody else.

First and foremost, we are an open SaaS solution. We offer the benefits of SaaS but with the APIs and platform openness that allow complex businesses to integrate, modify and customize their e-commerce stores based on their unique requirements. This resonates in the market with merchants of all sizes but especially larger companies who have established businesses and require best-of-breed solutions and seamless integrations. Open APIs allow our customers to create a unique and tailored front-end experience but with the native integrations and best-of-breed tools that store owners need on the back end. And as a SaaS platform, we seamlessly introduce new features and capabilities on a continuous basis. Merchants automatically benefit from these updates without having to manage disruptive updates of their own static installations of open source software.

Second, we bring unique and native enterprise features and applications to our merchants, including our capability to also serve headless implementations with the world’s leading content management systems, including WordPress, BloomReach, Grupo, Acquia, Sitecore and Adobe Experience Manager. Headless commerce is a dynamic and growing cross-channel category where we excel. Headless commerce demonstrates the power and flexibility of BigCommerce, and we power many hundreds of headless sites. Headless commerce involves a decoupling of the technology used to create the front-end user experience of a site with the engine that powers the back end, including the product catalog, checkout, order processing and everything that integrates into those. It’s best used by sites who are very innovative with their design or marketing and are design-centric and want to basically manage a unique user experience that differs radically from the traditionally templatized version of e-commerce that comes out of the box. We integrate seamlessly with leading CMS’ digital experience platforms, design frameworks and custom front ends.

Third, we are a leader in cross-channel commerce. Cross-channel commerce involves the integration of a customer’s commerce capabilities with other sites, online and off-line, where consumers and businesses make their purchases. Our success is driven by the success of our merchants so we offer free, direct integrations with leading social networks such as Facebook and Instagram, search engines such as Google, online marketplaces such as Amazon and eBay and point-of-sale platforms like Square, Clover, Heartland and Vend.

Fourth, we offer lower total cost of ownership and higher return on investment. SaaS can be dramatically cheaper on a total cost basis than on-premise software. With SaaS, merchant saves the cost of hiring software and hardware engineers, they save on software licensing costs, they save on hosting costs, they save bug fixing costs, versioning, security patches, upgrading. The BigCommerce platform includes all of these. Our simplicity and ease of use generates ROI for our customers. We offer enterprise stability and security without complexity. We can get customers up and running smoothly and quickly, sometimes in a matter of weeks. We offer developers the agility to innovate on our platform and integrate new solutions while offering best-in-class customer support for merchants of all sizes.

Fifth, and finally, there is performance and security. We recently completed the rollout of our new storefront architecture and as measured by Google PageSpeed Insights, our platform benchmark’s faster than leading e-commerce sites. Our faster response and page load times benefit customers by improving shopper experience and organic search engine page rankings. Our built-in security, including ISO 27001 certification, is highly valued by our mid-market and enterprise merchants. Businesses using on-premise software to power e-commerce have to manage the compliance and security of their e-commerce store themselves. With BigCommerce, customers get the benefit of the investments that we have made in uptime, speed and security.

We are proud to see the confidence that our customers continue to place in our open SaaS platform. And we had a number of fantastic merchants launch with us in the first half of 2020. This includes sites from 9 different Forbes Global 2000 corporations, such as Royal Dutch Shell, Diageo, Sharp Electronics, and 2 of the world’s largest consumer packaged goods companies.

Let me share a few specific examples of new store launches in the first half of this year that we are really excited about.

La Perla is an Italian luxury apparel company who chose BigCommerce because of our open SaaS platform functionality and our cross-border multicurrency capabilities.

The National Baseball Hall of Fame in Cooperstown’s merchandise store chose our platform because it allowed them to use their preferred payment gateway integrated with their retail point-of-sale software and achieve lower total cost of ownership.

Yeti Cycles, a high-end mountain bike manufacturer which I’m a very happy customer, chose BigCommerce because of our open SaaS platform’s headless commerce capabilities, allowing them to take advantage of their existing front-end content management system while reducing total cost of ownership.

PayPal QRC, PayPal’s quick-reference code store, represents a nice digital goods use case. They chose BigCommerce because of our robust APIs, which enabled PayPal’s custom integrations low cost and fast time to market.

And finally, SherrillTree, the leading store for all things tree care, chose BigCommerce because of our open SaaS capabilities, which provided them with both B2B and B2C capabilities on the same site, faster time to market and more native functionality versus our competition.

We continue to invest and innovate to build the best open SaaS e-commerce platform in the world supported by and integrated with our extensive network of best-of-breed technology and agency partners.

Some important examples of new product functionality and partner integrations include Page Builder, which is our intuitive drag-and-drop visual merchandising and design tool. It enables merchants, and especially their marketing and brand staff, to build differentiated shopping experiences and tell their brand story with a simple drag-and-drop editor without entering a single line of code. Merchants can preview pages before publishing and make changes on the fly. The tool is open and allows developers and partners to innovate and extend it by building custom-content widgets.

We rolled out our Order Refunds API, which allows merchants and agencies to integrate third-party order management solutions with BigCommerce. We launched 2 new control panel languages, Italian and Spanish, for merchants who want to operate their stores in those languages.

As we invest to build the world’s best open SaaS e-commerce platform, we also invest to integrate and partner with best-of-breed technology extensions and services. I’ll provide a few examples from the first half of this year.

In B2B, we signed 2 new preferred technology partners, the first is Systum, who provides enterprise-grade insights into a merchant inventory, orders, invoices and more. The second is Bundle B2B who provides B2B sellers with the seamless ability to review transactions and manage customer accounts.

In payments, we completed a number of integrations to support our global merchants, including Elavon, Adyen and WeChat Pay. We upgraded integrations with Klarna multicurrency, PayPal Vaulting and Google Pay on Authorize.net and Barclaycard. By partnering with these best-of-breed companies, we enable our merchants to pick the partner that best suits their unique requirements in the U.S. and abroad. We added additional multicurrency support for PayPal Express Checkout, Braintree, Elavon Converge, Klarna, Adyen and BlueSnap.

In cross-channel, we enhanced our existing strategic partnership with Facebook and Instagram as we announced a couple of weeks ago. This partnership enables our merchants to easily connect their e-commerce storefront catalogs to Instagram and give customers the ability to buy from their favorite brands directly on Instagram.

In other verticals, we launched the second phase of our Square point-of-sale integration. We improved non-U.S. tax automation by adding global support for Avalara AvaTax. Our partner, Acumatica, completed the integration of its ERP solutions for finance, inventory and fulfillment.

Our open SaaS strategy resonates with merchants around the world and enables our continued international expansion efforts. In Q2, we delivered 65% year-over-year revenue growth in EMEA and 38% revenue growth in APAC. International expansion continues to be a core strategic focus for BigCommerce. We recently launched international marketing sites in France, Italy and the Netherlands in order to better reach and serve merchants in Continental Europe. We see enormous opportunity for international expansion, and we’ll continue to invest in our international product and go-to-market capability for years to come.

Looking forward, we are pursuing multiple growth levers. First, we grow when our merchants’ businesses thrive and grow in our platform. The pricing on our essentials and enterprise plans are designed to adjust as our customer sales volumes increase above thresholds. We also grow when customers purchase additional stores to serve additional brands, geographies and use cases.

Second, we grow by acquiring new merchants of all sizes from SMB to mid-market to large enterprise. We also seek to extend our sales and share in high-potential industries, customer segments and use cases. A major industry example is B2B, which generates roughly 1/3 of all e-commerce platform spend and is faster-growing than B2C. We estimate that about 10% of our customers globally are primarily B2B sellers. A major segment example is large enterprise sites, which we define as having gross merchandise e-commerce sales in excess of $50 million. Our recent favorable reviews by leading industry analysts like Gartner and Forrester Research have favorably positioned us to grow share among the large enterprise implementations. A major use case example is headless commerce, as described above, whereby we serve customers, utilize popular content management systems, progressive web apps and/or custom design frameworks in conjunction with BigCommerce.

Third, we grow by expanding our product and go-to-market capabilities in geographies around the world. BigCommerce serves the needs of merchants in over 120 countries in a wide variety of languages and currencies. We’ve enhanced self-serve usability in new geographies by translating our control panel into local languages and enabling the integration of local payment processors. We support the growth of mid-market and large enterprise customers around the world by expanding our regional sales and marketing capabilities. We continue to invest in Europe, Latin America and Asia. Our strong growth -- our strong revenue growth rates outside America show these investments are working and we seek to continue this for years to come.

Finally, we grow by expanding our technology ecosystem and the revenue share and partnership. In contrast to our largest competitors, we are not a software conglomerate. We seek to be the platform industry leader and collaborating with, not competing against, the broader e-commerce ecosystem. Our Apps Marketplace is one of the largest of any e-commerce platforms. It includes payments, shipping, tax, accounting and ERP, marketing, fulfillment and cross-channel commerce partnerships. As we add partners to our network, we provide our customers with choice and best-in-class capabilities. As our customers adopt those partner solutions, we often generate revenue share from our partners, especially in categories like payment, shipping and advertising.

In conclusion, we are thrilled to join the public market. We are excited to expand our product offerings and earn the trust of businesses of all sizes as the shift to e-commerce continues to accelerate. We believe our open SaaS strategy offers a compelling solution for our businesses and partners around the world. I’m excited to lead this company into the next phase of growth.

I will now turn the call over to Robert to talk about our financial results.

Robert Alvarez - BigCommerce Holdings, Inc. - CFO

Thanks, Brent, and thanks again to everyone for joining us today. Since this is our first earnings call, I’d like to start by providing a brief overview of our financial model, and then I’ll go through our second quarter results in detail, then I’ll move on to guidance for the third quarter as well as for the full year 2020.

As a reminder to everyone, please note that we had previously shared an expected range of our preliminary Q2 results in our SEC filings before going public. Today, I’ll share our final Q2 results in more detail.

Also before discussing detailed financial results, I’d like to point out that in addition to our GAAP results, I’ll also be discussing certain non-GAAP results. Our GAAP financial results, along with the reconciliation between GAAP and non-GAAP results, can be found in our earnings release.

As Brent mentioned, we generated total revenue in Q2 of $36.3 million, up 33% year-over-year. As a reminder, our revenue comes from 2 sources: subscription solutions revenue and partner and services revenue.

Subscription solutions revenue consists primarily of platform subscription fees from our retail and enterprise plans. Subscription solutions are generally charged per online storefront and are based in the store’s subscription plan tailored to their size and feature needs. There are 2 types of subscription plans that we offer to our merchants: enterprise and essentials.

Our enterprise plans are sold to larger merchants, either in the mid-market, which are sites doing online annual sales of $1 million to $50 million in annual transactions; or in the larger enterprise segment, which are sites doing more than $50 million in annual transactions. Our enterprise plan contracts are generally for a fixed term of 1 to 3 years and are billed monthly or annually. Our enterprise plans are order-based. And as merchants exceed their initial order tier threshold on a trailing 12-month basis, they move to the next tier of order growth adjustments.

Since 2015, we’ve been focused on providing the best open SaaS solution in the market to disrupt legacy open source providers in the mid-market and enterprise segments. We measure the increasing mix shift of our enterprise accounts by tracking our enterprise account ARR. Our enterprise account ARR grew 44% to $79.8 million in Q2. And enterprise accounts represented 53% of our ARR as of June 30 compared to 48% as of June 30, 2019, demonstrating our increased enterprise mix shift and continued traction in this segment of the market. To keep this mix shift in perspective, less than 10% of our ARR was from enterprise accounts in 2015.

Within essentials, we offer 3 distinct retail plans based on a merchant’s annual transaction volume. Our essentials plans are sold to small and medium-sized businesses, which we define as sites transacting up to $1 million in annual online sales. BigCommerce essentials offers 3 retail plans: standard, plus and pro, priced at roughly $30, $80 and $300 per month, respectively. Our retail plans are generally month-to-month contracts and are based on the merchant’s annual GMV. As merchants exceed their GMV thresholds, they are programmatically upgraded to the appropriate plan in their next billing cycle.

Subscription revenue was $23.9 million in Q2, up 19% year-over-year. That growth rate was down slightly versus Q1 as a result of an essentials planned promotion that we ran during Q2 as part of our bricks-to-clicks campaign to help merchants during the initial months of the COVID-19 pandemic. Subscription revenue accounted for 66% of our Q2 revenue led by our underlying new merchant growth and plan upgrades from existing merchants.

Partner and services revenue, or PSR, consists of 2 parts: partner revenue and services revenue. Let me spend a minute discussing the partner revenue component in more detail.

The way to think about partner revenue is the revenue share we generate from our best-of-breed technology ecosystem as our merchants benefit from their products and services. BigCommerce’s open SaaS approach means that customers can tailor their stores to meet their feature needs by integrating applications developed by our technology partners. In the mid-market and enterprise segments, the majority of merchants require a level of customization and best-of-breed product and service offerings versus a simple out-of-the-box solution. Examples of strategic technology partners include payment partners, point-of-sale partners, tax and accounting partners or shipping partners, just to name a few. We generate revenue from these partnerships in 3 ways: revenue sharing arrangements, technology integration fees and partner marketing and promotions.

It’s important to call out that we recognize revenue on a net basis from revenue-sharing arrangements when the underlying transaction occurs. Partner revenue represents the majority of our overall PSR revenue, so the gross margin from our PSR revenue is really strong. Partner and services revenue was $12.4 million in Q2, up 74% year-over-year, which accounted for 34% of our Q2 revenue. The increase in partner and services revenue was primarily as a result of increased e-commerce activity driven, in part, by the COVID-19 pandemic and the improved monetization of partner revenue share.

Now let’s switch to our key business metrics. First, let’s discuss ARR, or our annual revenue run rate. Our ARR consists of the sum of the current month’s monthly recurring revenue, or MRR, multiplied by 12, plus the trailing 12-month revenue we generate from partner and services revenue, or PSR. As we mentioned earlier, Q2 ARR was $151.8 million, up 32% year-over-year. We consider revenue growth and ARR growth to be the best leading indicators for the growth in our business and do not consider other deferred billing-related calculations to be good proxies.

We also track a total number of accounts with annual contract value, or ACV, greater than $2,000 as of the end of a monthly billing period. For this cohort, we only consider subscription plan revenue in determining which accounts have contract value greater than $2,000 in ACV. We ended Q2 with 9,378 customers over the $2,000 threshold, an increase of 641 accounts or 7% year-over-year. Compared to Q1 2020, we’ve seen an increase of 390 accounts or 4% sequentially.

We saw strong growth in both our pro essentials plans and enterprise plans during Q2, which reflects our progress and continued traction with mid-market and enterprise merchants as well as established SMBs. This metric can fluctuate on a quarter-by-quarter basis based on the plan mix we see in the business, but we are confident in sustaining mid-single-digit year-over-year growth rates in the back half of 2020.

Accounts above the $2,000 ACV threshold grew almost 40% in Q2 and represented 80% of our total ARR in Q2, up from 76% in Q2 2019. It’s important to point out that these growth rates are different than our enterprise ARR growth rates but are directionally similar due to the fact that we can have non-enterprise paying customers exceeding the $2,000 threshold, an example would be an SMB customer on our pro plan, which is our higher-end retail plan.

Another key metric we track is ARPA, or average revenue per account, for accounts above the $2,000 ACV threshold. ARPA for Q2 was $12,936, up 29% year-over-year, driven by a mix shift towards our higher-end retail pro plans and enterprise accounts as we closed a higher mix of larger deals in Q2.

As many of you know, we don’t plan to disclose quarterly NRR metrics, but I’m happy to share that we are very pleased with our NRR dynamics through the first half of 2020, driven by the increase in PSR revenue and the related GMV and order-based growth adjustments.

In discussing the remainder of the income statement, please note that unless otherwise noted, all references to our expenses, operating results and share count are on a non-GAAP basis. Our gross margin profile is strong, and that has allowed us to be very intentional and purposeful on where we invest our money. In Q2, our gross profit was $28.6 million, representing a gross margin of 79%. This compares to a gross margin of 77% a year ago and 78% last quarter. The year-over-year increase in our gross margins was impacted, in part, by the high-margin revenue share we earnfrom a subset of our strategic technology partners.

Turning to sales and marketing expenses. Our sales and marketing expenses for Q2 were $16.5 million or 45% of total revenue compared to $15.8 million and 58% a year ago. We have made significant investments in sales and marketing throughout 2019 and the first half of 2020, focused on expanding our market reach. Even while investing, we’ve been able to drive leverage because of our investments in our self-service flow and the further mix shift in our enterprise accounts. Most of our mid-market and enterprise leads come from inbound marketing, tech and agency partner referrals and outbound sales motions, which means we can continue to grow in this segment without having to spend large sums in digital marketing.

Research and development expenses for Q2 were $11 million or 30% of revenue compared to $10.3 million and 38% a year ago. We have invested purposefully and aggressively in product engineering while also showing leverage. We know the investments are working as evidenced by the growth rates in our enterprise ARR. Many of the investments required to disrupt the mid-market and enterprise segments have already been made, so we are seeing good leverage in R&D and expect further leverage as we continue to scale up our offshore development teams in Kyiv.

General and administrative expenses for Q2 were $7.3 million or 20% of revenue compared to $4.8 million and 18% a year ago. On a dollar basis, the growth in G&A was mainly a result of expenses incurred in anticipation of our initial public offering. We expect general and administrative expenses to increase in 2020 but to decrease as a percentage of revenue as we continue to scale our operations over time.

Non-GAAP operating loss for Q2 was negative $6.2 million or a negative 17% operating margin compared to a negative $9.8 million or a negative 36% operating margin in the year ago quarter.

Adjusted EBITDA was negative $5.4 million or a negative 15% adjusted EBITDA margin, a 19-point improvement from a negative 34% adjusted EBITDA margin a year ago. This result was better than our expectations and was driven by the significant increase in high-margin PSR revenue and our ability to manage spend effectively while driving leverage across the areas I previously mentioned.

Non-GAAP net loss for Q2 was negative $7.3 million or negative $0.38 per share compared to a net loss of negative $10.2 million or negative $0.58 per share a year ago.

As we continue to scale the business, we believe we have a significant opportunity to continue to gain leverage. As our mix continues to shift to larger and bigger enterprise merchants, we expect to see continued improvement in our underlying unit economics and key metrics.

Turning to the balance sheet and cash flow statement. We ended Q2 with $25.4 million in cash and cash equivalents. On a pro forma basis, assuming our IPO had occurred at the end of Q2, our cash and cash equivalents would have been $184.5 million, net of dividends paid on our Series F preferred stock as well as our estimated IPO costs. Our net proceeds from the IPO were $175.8 million, net of our underwriters discount and commissions. Our remaining performance obligations, or RPO, totaled approximately $73.5 million, up 96% from $37.5 million last year. We expect to recognize approximately 52% or $38.3 million of the total RPO as revenue over the next 12 months.

Operating cash flow year-to-date was negative $17 million compared to negative $21.2 million a year ago. Free cash flow was negative $18 million year-to-date or a negative 26% free cash flow margin compared to negative $25.2 million and a negative 48% free cash flow margin a year ago. The nearly 22-point improvement in free cash flow margin was driven by our ability to drive more leverage in the business and our mix shift to enterprise, which has a higher mix of prepaid contracts.

I will now conclude the call by providing guidance for Q3 and for the full year of 2020. Even though we have seen elevated e-commerce activity across our merchants related to COVID-19, our guidance assumes continued uncertainty surrounding the COVID-19 pandemic. As a result, our guidance assumes continued growth across all plans and geographies but a lower PSR revenue growth rate as compared to Q2 as transaction activity may moderate in the back half of 2020. Clearly, a significant variation from this assumption could cause us to modify our guidance higher or lower.

For the third quarter of fiscal 2020, we expect total revenue in the range of $35.9 million to $36.3 million or a year-over-year growth rate of 27% to 28%. We expect non-GAAP operating loss in the range of negative $10.4 million to negative $10.1 million. For the full fiscal year 2020, we expect total revenue in the range of $142.5 to $143.3 million or a year-over-year growth rate of 27% to 28%. We expect non-GAAP operating loss in the range of negative $33.5 million to negative $32.9 million.

With that, Brent and I are happy to take any of your questions. Operator?

Operator

(Operator Instructions) Our first question comes from the line of Raimo Lenschow from Barclays.

Raimo Lenschow - Barclays Bank PLC, Research Division - MD & Analyst

Congratulations on the successful IPO. Two questions, if I may. First one for Brent. Brent, can you just run us through -- like, you talked about that open API-driven solution that you’re offering. But then you see, like, some of your other competitors kind of doing, like, this closed approach where they try to kind of monetize as much as possible. Can you maybe kind of compare and contrast a little bit kind of why someone would do this approach and why and where your approach fits in and kind of gives you an advantage?

And then a question for Robert. If you look at your subscription revenue, and we saw the 19% growth year-over-year, obviously, there were other factors in there. So how do we have to think about that kind of underlying? Because, I guess, the promotions kind of brought that number down a little bit.

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Thanks. Yes, the open SaaS approach is the best option for larger businesses, complex businesses, fast-growing businesses, who really want to optimize their entire approach to e-commerce and their technology stack around best-of-breed and what fits their requirements the best. In pursuing open SaaS as our strategy, think of it as analogous to what Magento did back in the on-premise era with their open source platform. They quickly grew from nonexistent before 2008 to the largest platform in the world for merchants small, medium and large, largely because there were so many different types of merchants who benefited from the combination of openness and enterprise functionality. Their limitation is it was on-premise software, and most businesses do not want to have to spend the money, hire the expertise and become IT specialists to run their own software, hardware, security, et cetera.

We are basically the open and flexible model for the SaaS era. And that is, as you mentioned, in contrast to many of our largest competitors who are software conglomerates. They grow by acquiring and adding an ever larger number of pre-integrated offerings, often to the exclusion or competition against other competitors in those same areas. And they, therefore, limit choice for businesses. There’s not necessarily an argument that says one model is better than the others, but I would emphasize that we are the only best-of-breed sole product, e-commerce platform specialist, competing against a wide number of large market cap software conglomerates. And we think, therefore, customers, when they evaluate us, get something unique and differentiated, which is best-of-breed up and down their e-commerce platform.

Raimo Lenschow - Barclays Bank PLC, Research Division - MD & Analyst

Makes sense.

Robert Alvarez - BigCommerce Holdings, Inc. - CFO

I’ll jump in here. Hey, Raimo, thanks for the question. Yes, the 19% really was driven mostly by the product of the essentials promo that we ran throughout most of Q2 as well as the timing of enterprise deals throughout the quarter, and I’ll dive deeper onto both. So when COVID first hit, we wanted to act really quickly to help as many merchants as possible to sell online. We offered a 90-day free site-wide promo for our essentials plan. And we quickly saw traction and decided to run it through the quarter. The revenue recognized from the promo was depressed for the 3 months that they are on promo because, remember, we don’t recognize revenue while stores are on promo, but we do capture the bookings as part of our ARR. Without the promo, the total subs growth would have been positive relative to Q1.

And then the other part is the enterprise plan. So as we mentioned previously, in the beginning of the quarter, we had some enterprise deals push their timing. Thankfully, we came back really strong in late May and June. As you can see, our enterprise accounts grew 44% in Q2. It had a modest impact in revenue based on the timing of those deals. But when you look at our ARR, you can see our ARR reflects our strong quarter in both enterprise plans as well as the bookings that we generated from essentials.

Raimo Lenschow - Barclays Bank PLC, Research Division - MD & Analyst

Perfect. Congratulations.

Robert Alvarez - BigCommerce Holdings, Inc. - CFO

Thank you.

Operator

Our next question comes from the line of Stan Zlotsky from Morgan Stanley.

Stan Zlotsky - Morgan Stanley, Research Division - VP

Perfect. Maybe just a follow-up on Raimo’s question there. All right. Maybe could you help us with the essentials promo that you ran from Q2. How much did it depress the actual subscription revenue? Maybe try to quantify that. And then a quick follow-up on the way that you charge customers, right, and as they push through GMV limits, that’s when they -- sort of they step up to the higher-level of SKUs. How much of that momentum do you have going into the back half of the year as we continue to seek, obviously, a very healthy e-commerce activity moving forward through the current environment?

Robert Alvarez - BigCommerce Holdings, Inc. - CFO

Yes. Hey, Stan, you’re breaking up a little bit, but I think I get the gist of the question. Q1 subscription revenue was roughly 22.4% year-over-year. Without that promo, you could -- it would have come in probably slightly higher than that for Q2. So that’s really the impact of how that promo affected subscription revenue. In terms of growth adjustments, when we think -- when you think about our retail plans, our retail plans are based on GMV thresholds. So as merchants exceed those thresholds in the following period, they’ll be programmatically moved up to the next plan.

Our enterprise plans are -- has growth adjustments built in, but it’s really based on a trailing 12-month basis. So as enterprise accounts exceed their initial order thresholds on that trailing 12-month basis, then you’ll see them upgraded or you’ll see the growth adjustments once they cross that threshold. So with the surge of GMV that we’ve seen since March, there’s usually about a month or so lag between when you’ll see the adjustments. But yes, we’re seeing strong upgrades and growth adjustments across retail and enterprise plans.

Operator

Our next question comes from the line of Samad Samana from Jefferies.

Samad Saleem Samana - Jefferies LLC, Research Division - Equity Analyst

Likewise, let me echo the congrats on the IPO. One for you, Brent and then a follow-up for Robert. But maybe first starting with -- I think the Fortune 2000 kind of resonated with us. And as we think about larger retailers moving over to SaaS open platforms, are you seeing greater inbound leads coming in not just because of COVID? I mean maybe help us think about what the trend there was even if we go back to early 2020. And have you seen that accelerate? And maybe to what degree are you getting more Fortune 2000 or larger merchants that may have been more hesitant historically start to thaw and move to an open platform like BigCommerce?

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Yes. There are actually 2 things really helping us as we compete for the largest enterprises in the world. One is being public, the IPO itself, because our largest competitors: Adobe, Salesforce, Oracle, SAP, Shopify, are all public companies. And when we were a private company, the transparency and credibility disadvantage that we competed with worked against us. And now we’ve leveled the playing field, so that’s been helping us for the last month.

But the other thing that has made a real difference in recent months is the slew of recognition coming in from the third-party research analysts. And I don’t mean stock research analysts, I mean industry technology research analysts. In particular, it began with the Forrester Wave report back in May where we were rated as a strong performer in their large enterprise e-commerce platform reports for both B2B and B2C. Then it was followed up with Paradigm Research, which has their B2B Combine, where we won awards in 7 out of 10 categories. And then finally, the Gartner report came out with a favorable positioning of BigCommerce. And so this additional recognition from the folks who go very deep on large enterprise platforms is helping us build better consideration sets and compete more effectively than we could, let’s call it, a year or 2 ago.

Samad Saleem Samana - Jefferies LLC, Research Division - Equity Analyst

Great, very helpful. And then Robert, I don’t know if I heard this correctly, but, if I did, it sounds very positive. But it sounds like you said RPO was -- increased 96% year-over-year. I was wondering if maybe you could help us understand what that looked like in 1Q just for comparison’s sake. And then if we think about that 2Q growth number, is that a good representation of maybe it cancels out some of the noise around promos, et cetera? But how should we maybe think about that growth rate that you called out for RPO?

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Robert Alvarez - BigCommerce Holdings, Inc. - CFO

Yes. Good question, Samad. I mean again, the RPO and deferred billings, I would point you to our ARR as the best measurement of our bookings quarter-over-quarter. Our RPO for Q1 was $66.2 million. In Q2, it’s $73.5 million. But again, I would encourage you and everyone else to just really look at our change in ARR as the best measurement of the change in bookings because that will capture bookings for both essentials and enterprise plans during that period.

Operator

Our next question comes from the line of Josh Beck from KeyBanc.

Josh J. Beck - KeyBanc Capital Markets Inc., Research Division - Senior Research Analyst

Maybe just to start with you, Brent. I mean I think we’ve seen this amazing surge in e-com. Some companies are saying 4 to 5 years of penetration are happening in 4 to 5 months. So I’m just kind of curious, it certainly seems like if I look across some of your metrics, the net adds for the greater than $2,000 accounts seem to be really positive. To Robert’s last point, the ARR growth seemed to accelerate nicely. So I’m just kind of curious on maybe how this is manifesting across your business. I know in S-1, you had mentioned, in May, new enterprise sales really perked up. So any color on maybe how that has followed through. I would love some context there.

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Yes. Sure. I mean, clearly, the metric that reacts first to growth in e-commerce is customer sales. And the closest financial disclosure proxy we have for that is our PSR revenue because a meaningful portion of partner revenue for us is directly generated from customer transactions, from gross merchandise sales and order count. And as you saw, that was up 74% in Q2, which was a big acceleration from 52% in Q1 versus being in the 30s the prior 3 quarters, 30% to 37%. So that’s gone up very dramatically. And the real operating question, well, how long will online sales stay elevated. The industry data suggests they’re not dropping off. When you look at the third-party bank reports on online credit card volumes, it’s still pretty robust, and that’s very encouraging.

I think the most important belief that we and many others look in the industry is that consumer behavior has changed and business behavior has changed. Our businesses, in particular, can no longer regard online selling as an option, it’s a necessity, and has to be a core part of their strategies. Many companies who have adopted e-commerce by now realize that there’s much more they can do, additional brands, geographies, customer segments they can sell into, and they might be still in early stages of digital transformation. We’re here to serve them. And consumers have found so many new brands to buy from use cases to take advantage of. It’s likely that we’ll just continue to grow from here for many years to come.

Josh J. Beck - KeyBanc Capital Markets Inc., Research Division - Senior Research Analyst

Really helpful. And Robert, maybe for you. As we look into the second half, any — obviously, you’ve provided some helpful guidance but just any other factors we should be aware of. It certainly seems like as these promos convert, you can certainly see subscription revenue increase. On the contrary, it seems like you want to be really conservative about PSR revenue because it is tough to read e-commerce volumes. And it also seems like when we think about ARR, that it ticked up and maybe it’s going to be less impacted by those just given the definition. So I know there’s a lot of moving parts to the model but just anything that we should be mindful of as we build out our models here for the second half.

Robert Alvarez - BigCommerce Holdings, Inc.—CFO

Yes. Hey, Josh. We saw strong bookings momentum for sure in Q2. We feel good about continued growth in bookings, both for essentials and enterprise. It was great to see enterprise at 44% year-over-year. And again, keep in mind, I mean, we’re really focused on disrupting segments of the market where our enterprise plans fit really nicely. So whether you’re mid-market or enterprise merchant, our differentiated strategy really fits well into that, and it’s reflected in those year-over-year growth numbers. So we feel good about bookings. We feel good about subscription.

The challenge for us is really predicting the continued impact of the transactions that we’ve seen since March. I mean, clearly, with the 74% year-over-year, we’ve seen a spike in GMV, in monetize GMV, through the platform. Given that we are a new public company, we just want to take a prudent approach in terms of how we forecast that going forward. So we’re moderating that a bit in the second half. But continued momentum in subscription and bookings and kind of taking a prudent approach around GMV and the related PSR.

Operator

Our next question comes from the line of David Hynes from Canaccord.

David E. Hynes - Canaccord Genuity Corp., Research Division - Analyst

Congrats on the momentum. Maybe, Brent, I’ll start with you. So to the extent that headless is a driver of demand for BigCommerce, can you just talk about what’s typically the catalyst to drive a merchant to adopt the headless strategy? And then is there any way to kind of characterize where you think we are in terms of merchants adopting headless strategies and whether that trajectory has changed over the last year or so?

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Yes. I mean, funny enough, businesses come from 2 polar opposite directions to headless. In one case, it’s those companies who are late adopters of e-commerce, who started with a marketing-centric website, maybe created at the low end in WordPress or at the high end in Drupal or Adobe Experience Manager, and then want to commerce-enable that without having to redesign their whole site. So in those cases, they start with content nontransactional and then add commerce using a headless model. At the polar opposite end are companies who are trying to lead with customer experience and create the most innovative, immersive, interactive user experiences, maybe going well outside the norms of a typical templatized or hierarchical category structure to an e-commerce site, and they want to be unconstrained by the e-com platform using purpose-built frameworks or a third-party CMS. And in that case, again, headless is a perfect use case.

Now how is it actually changing as a percentage of total installed e-commerce sites, I wish I had a good way of analyzing that, but honestly, I don’t. I mean if you look at — build on what we still see, it could be as much as 30% of all stores around the world are headless. You get most of the way there just with WordPress sites. But I honestly don’t know what the trend is relative to the total time.

David E. Hynes - Canaccord Genuity Corp., Research Division - Analyst

Yes. No, that makes sense, and it’s helpful color. And then I don’t know if this is for you or R.A., but if we think about the mix of merchant additions, obviously, lots of strong adds in the quarter, can you characterize the mix of those that are re-platforming versus maybe merchants that are new to online for the first time and whether that’s kind of changed over the last year?

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Sure. I’ll take this. I mean a general rule for us is it runs around 50-50, new sites versus migration sites. During the pandemic, though, the shift has been more in the direction of new sites, in particular, for companies that were caught flat-footed or who are late adopters or who are trying to go through a more thorough digital transformation across what they do. It’s a little bit harder right now to migrate a platform when your employee base may not be able to get together in person to collaborate on that. And so there could be an opportunity in the future for companies who kind of held on by their fingernails during the pandemic on their old platform once they’re back in the offices to think about modernizing what they do.

David E. Hynes - Canaccord Genuity Corp., Research Division - Analyst

Congrats again.

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Thanks.

Operator

Our next question comes from the line of Scott Berg from Needham & Company.

Scott Randolph Berg - Needham & Company, LLC, Research Division - Senior Analyst

Brent and R.A., congrats on a good quarter. I guess first one is, Brent, can you maybe comment on the newly announced or expanded Facebook, Instagram relationship? Does that partnership differ much from any of your other technology partnerships? And do you have any maybe differing expectations on what that can bring BigCommerce maybe over the next couple of years?

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Hey, Scott. It’s certainly the case that what Facebook and Instagram are doing is very different than what other partners like eBay and Amazon and Google Shopping do. Fundamentally, the Facebook platform is an amazing way to both retarget existing site visitors and then do look-alike targeting for new ones. And Instagram is an unbelievable way to engage a following that you’ve built up — that you build up as a brand through Instagram and try to cater to with very rich photos and stories that you tell. We’ve been partners with Facebook and Instagram for years, 1 of only 2 that has been basically a release partner at each phase of what they have done in e-commerce. We’re very keen to keep investing in that because we see so many successes amongst our customers who are early adopters and taking advantage of those channels.

And what it really means for a business is, if you’re on our platform, you can seamlessly freely sync your catalog, upload it into Facebook and Instagram, process orders there and basically manage those orders and manage your customers and interactions all on the same technology stack that you run your branded store on. So it’s a very powerful integration and especially useful for any brand that takes advantage of Facebook and Instagram.

Scott Randolph Berg - Needham & Company, LLC, Research Division - Senior Analyst

Got it. Helpful. And then maybe one follow-up for R.A. On the PSR revenues in the quarter, obviously, GMV volumes up significantly, driving probably better payments-related revenues. But as you look at the mix of revenues in this COVID-driven environment versus maybe the last couple of years, is the composition of those revenues, like, significantly different between the types of partners in there? Or do they all kind of have similar benefits in this heightened environment?

Robert Alvarez - BigCommerce Holdings, Inc. - CFO

Yes. Hey, Scott. I mean, as you know, the majority of our PSR today is driven by rev share that we get from payments. We have put partnerships in place across the ecosystem really over the last 12 to 18 months that we’re starting to monetize quarter-over-quarter. And I think the same rules apply. It’s just payments is just much more mature in kind of our business. But it’s not to say that our share of wallet or our ability to monetize even further beyond payments, we’re excited about that opportunity going forward.

Scott Randolph Berg - Needham & Company, LLC, Research Division - Senior Analyst

Very helpful. Congrats again, guys.

Robert Alvarez - BigCommerce Holdings, Inc. - CFO

Thanks, Scott. Appreciator it.

Operator

Our next question comes from the line of Brian Peterson from Raymond James.

Brian Christopher Peterson - Raymond James & Associates, Inc., Research Division - Senior Research Associate

Gentlemen, congrats on the IPO and the strong results. So I wanted to follow up on one of DJ’s questions, but there’s still a large presence of some of these legacy platforms out there. I think the value of BigCommerce versus SOs is well-documented. But I’m curious on the pace of migrations that you’ve seen so far during pandemic and if there’s any change shared owners that are migrating under the platform.

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Yes. Again, it’s my perception that the migrations during the pandemic have actually slowed a little bit, relative to companies who are doing net new sites for new brands, new geographies, new use cases, because migration is harder to pull off in the midst of a pandemic when your employees can’t all get together. And when your online channel, which may not have been your primary channel pre-pandemic, becomes your primary channel, it’s that much riskier to undergo a migration. Now this is just perception. I don’t have statistics on the pace of migration. But inevitably, as you can see just on built with, there are more than 500 platforms around the world, most of them are quite old and not investing to stay up to speed and stay competitive and current. And so it’s a giant part of the market that’s still on those platforms and may well be looking to upgrade and modernize in the months and years ahead.

Brian Christopher Peterson - Raymond James & Associates, Inc., Research Division - Senior Research Associate

Got it. That’s great color. And maybe just on B2B, I think a lot of us are — the B2C pickup in the pandemic is well-understood. I’m curious on the B2B evolution. Has the pandemic really accelerated that migration? And maybe what do you see as the kind of 1 to 2 key large catalysts to kind of facilitate that?

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Yes, I think it has accelerated, B2B. I think one of the statistics or surveys we shared in our S-1 was that there was a survey of several hundred B2B sellers done recently, and half of them said that they were not selling at all online. And in the middle of the pandemic, as off-line sales for many companies get shut down or hindered, the option not to sell online is gone, and they’ve had to scramble. So my team would say a higher percentage now, especially at enterprise sales that we have been doing than before the pandemic, have been B2B sales.

Operator

Our next question comes from the line of Terry Tillman from Truist Securities.

Nicholas Ivan Negulic - Truist Securities, Inc., Research Division - Associate

This is actually Nick on for Terry. I think you guys touched on this a little bit in the script, but in terms of product development, can you talk about the importance of Page Builder and how it’s resonating with the customers so far? And then just as a follow-up, can you give us an update on the Payments SDK you guys are working on and how you expect that to impact the business overall?

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Sure. Page Builder is our drag-and-drop interactive capability for page design, theme design and theme editing. It introduces a much more WYSIWYG-type experience for ease of use but also for powerful incorporation of widgets, which can power a recommendations engine, a promotionsengine, and it’s easy just to drag and drop and incorporate into a page. We rolled that out in beta to new stores starting at the very beginning of Q2 and saw, for the new trial stores who, in any way, chose to interact with it, a spectacularly big increase in trial-to-paid conversion. Now there’s going to be a bias towards companies that were already more highly engaged to interact with a tool like that. But the feedback has been great. It’s one of those rare product releases that goes out seemingly without bugs or without issues. We quickly moved on to GA for new stores and are now working on that for existing stores. But overall, I would say, Page Builder has been a real success for us and our customers.

And then your second question is around Payments SDK. So what the SDK does, and the APIs around payments, is allow third-party payment providers or a system integrator operating on their behalf to actually integrate a third-party payment solution into us rather than putting the burden always on us to integrate into them. And then once they’re done doing that, we then certify that code, take it in and manage the PCI compliance. So Phase 1 of the Payments SDK is for plain vanilla credit card processing. It’s now live. We have beta partners who are transacting and processing transactions on behalf of merchants. The big benefit for us long term is it makes it a lot more easy and scalable for us to take on new country- or region-specific payment providers all around the world. If we had to do every integration and maintain every integration ourselves, the world is a big place and there are a lot of providers, we have a hard time covering everything. This makes that scalable. And I think as a result of that, in the quarters ahead, it will be a catalyst to our growth in new countries and new regions.

Operator

Thank you. At this time, I’m showing no further questions. I would like to turn the call back over to Brent Bellm, President, CEO and Chairman, for closing remarks.

Brent Bellm - BigCommerce Holdings, Inc. - Chairman, President & CEO

Great. Well, thanks, everybody, for joining us on our first public company call. I want to say, on a personal note, this has been an incredible journey, and I want to thank our employees, customers and partners for getting us to this point. Thank you for your interest in BigCommerce, and we look forward to talking to you on our next call. All the best.

Operator

Ladies and gentlemen, this concludes today’s conference call. Thank you for participating. You may now disconnect.